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                                                                EXECUTION COPY
                                                                 EXHIBIT 10.11*

                              SCG FOUNDRY AGREEMENT

      This SCG Assembly Agreement (this "Agreement") is made this July 31, 1999 (the "Effective Date") between Semiconductor Components Industries, LLC, a Delaware limited liability company ("SCILLC") and Motorola, Inc., a Delaware corporation ("Motorola").

                                   WITNESSETH:

      WHEREAS, pursuant to the Reorganization Agreement and the Recapitalization Agreement, as defined herein, the business and operations of the Semiconductor Components Group are being reorganized as a "stand alone" business;

      WHEREAS, in connection therewith, Motorola, and SCILLC desire that Motorola, as a foundry, provide SCILLC with certain manufacturing services as set forth herein;

      NOW, THEREFORE, SCILLC and Motorola agree to enter this Agreement to accomplish the foregoing premises in accordance with the following terms and conditions:

1 DEFINITIONS:

      1.1 CONFIDENTIAL INFORMATION means any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked Confidential, Proprietary or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. Such Confidential Information includes but is not limited to Technical Information transferred hereunder and all copies and derivatives thereof and information received as a consequence of rendering or receiving technical assistance, owned or controlled by either party, which relates to its past, present or future activities with respect to the subject matter of this Agreement, provided that if such Confidential Information is disclosed by one of the parties to the other party in written and/or graphic or model form, or in the form of a computer program or data base, or any derivation thereof, the disclosing party must designate it as confidential, in writing, by an appropriate legend, together with the name of the party so disclosing it, such as SCILLC Confidential Proprietary or Motorola Confidential Proprietary Information.

            ----------------

            *Confidential information in this Exhibit 10.11 has been omitted and filed separately with The Securities and Exchange Commission.

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      1.2   CONTRACT PRODUCTS means, collectively, those products which are described in the Schedules to this Agreement.

      1.3 DIE means an individual integrated circuit or components which when completed create an integrated circuit or component.

      1.4   DIE YIELD has the meaning ascribed to such term in Section 4

      1.5   EFFECTIVE DATE means the date set forth above

      1.6 EMPLOYEE MATTERS AGREEMENT means the Employee Matters Agreement by and among Motorola, Inc., SCG Holding Corporation and Semiconductor Components Industries, LLC, made as of May 11, 1999, as amended and restated from time to time.

      1.7 ENVIRONMENTAL LAWS has the meaning ascribed to such term in the Recapitalization Agreement.

      1.8 EQUIPMENT LEASE AND REPURCHASE AGREEMENT means the Equipment Lease and Repurchase Agreement between Motorola, Inc and Semiconductor Components Industries, LLC, dated as of the date hereof.

      1.9   FIRM ORDER has the meaning ascribed to such term in Section 5.1.

      1.10  FORCE MAJEURE has the meaning ascribed to such term in Section 5.6.

      1.11  FORECAST has the meaning ascribed to such term in Section 5.1.

      1.12 HAZARDOUS SUBSTANCES has the meaning ascribed to such term in the Recapitalization Agreement.

      1.13 IP AGREEMENT means the Amended and Restated Intellectual Property Agreement by and between Motorola, Inc. and Semiconductor Components Industries, LLC, dated as of the date hereof.

      1.14 LOGISTICS SCHEDULE means the Logistics Schedule to the Transition Services Agreement, dated as of the date hereof, by and between Motorola, Inc and Semiconductor Components Industries, LLC

      1.15 LONG TERM PRODUCTS has the meaning ascribed to such term in Section 6.3.

      1.16  MINIMUM YIELD CRITERIA shall have the meaning set forth in Section
            3.1.

      1.17 RECAPITALIZATION AGREEMENT means the Agreement and Plan of Recapitalization and Merger, as amended pursuant to Amendment No. 1 to the Recapitalization Agreement dated July 28, 1999, by and among Motorola, Inc., SCG Holding Corporation, Semiconductor Components Industries, LLC, TPG Semiconductor


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            Holdings LLC and TPG Semiconductor Acquisition Corp made as of May
            11, 1999.

      1.18 RELEASE has the meaning ascribed to such term in the Recapitalization Agreement.

      1.19 REORGANIZATION AGREEMENT means the Reorganization Agreement by and among Motorola, Inc., SCG Holding Corporation and Semiconductor Components Industries, LLC dated as of May 11, 1999.

      1.20 SCG ASSEMBLY AGREEMENT means the SCG Assembly Agreement between Motorola, Inc. and Semiconductor Components Industries, LLC dated as of the date hereof.

      1.21 SCRAP means any metal piece part, wafer, die or device, in any stage of completion, without regard to its ability to function, that are not in conformance with the requirements of this contract for Contract Products to be sold to SCILLC.

      1.22 SOW means Appendix A. The SOW contains all currently known die types that will be fabricated in wafer form, or assembled and/or tested. The SOW documents die type, historical die yield, planning cycletime, Minimum Yield Criteria, historical assembly / test yield and assembly / test planning cycletime. The SOW shall be updated on a quarterly basis or as mutually agreed.

      1.23 WAFER means a crystalline substrate for integrated circuit fabrication which when fully processed may consist of several potential finished Die.

2 FACTORIES, PRODUCTS AND TERM

      2.1 As set forth in Schedule A, Motorola shall manufacture the listed Contract Products for SCILLC at the respective factories described in Schedule A (the "Factories") through the respective last start dates at the respective prices.

      2.2 Motorola may choose to migrate foundry services for a given Contract Product to a different factory than shown on Schedule A by giving SCILLC six months written notice. Motorola shall be responsible for all out of pocket costs related to such a move (including masks, probe cards, and any decommissioning, packaging and shipping costs) provided that SCILLC shall be responsible for costs associated with customer acceptance of any such move.

3 STATEMENT OF WORK

      3.1 During the term of this Agreement, each party agrees to use the data contained in the SOW to plan and execute the manufacturing agreement as described hereby.

            3.1.1 The historical die yield data described in the SOW will be used in


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                  conjunction with the negotiated wafer prices described in
                  Schedule A to set a die price as described in Section 4.1.

            3.1.2 The planning cycletime is used by SCILLC and Motorola planning organizations to provide the Forecasts and Firm Orders described in Section 5.

            3.1.3 The Minimum Yield Criteria sets a threshold for die yield on each wafer below which no wafers will be shipped from Motorola to SCILLC. These minimum yields are applicable to established (mature) products for which a baseline of yield exists. For new products, engineering tests or changes, or product revisions no minimum shall apply until a baseline exists.

      3.2 All Contract Products identified in the SOW are qualified for shipment at this time. No future qualification requirements or future qualification testing is required prior to shipment from Motorola to SCILLC.

      3.3 Motorola agrees to cooperate with SCILLC in continuing the Reliability Audit Program (RAP) specification 12MRM15301A for the products manufactured by Motorola for SCILLC. Such reliability testing shall be the responsibility of SCILLC.

      3.4 Future product qualification requirements shall be mutually agreed upon prior to new product introduction, but shall generally conform to current Semiconductor Product Sector standard specification 12MWS00024b.

      3.5 Motorola shall provide all facilities, equipment, material, manpower and expertise necessary to manufacture the products according to SCILLC's requirements and specifications as set forth in this Agreement and the appropriate SOW.

4 PRICE

      4.1 Prices shall be based on the actual number of good die delivered (based on probe tests). Price per good die shall be initially based on the wafer price divided by the average die yields for the previous six months (the "Die Yield") and shall be adjusted on the same basis every six months thereafter, subject to a floor equal to the Minimum Yield Criteria.

      4.2 Engineering work and initial photolithography masks, probe cards and load boards required for new product introduction, qualification or major process changes requested by SCILLC will be billed at actual cost including overhead.

      4.3 Rush lots requested by SCILLC and accepted by Motorola will be billed at 150% of the price agreed upon in Section 4.1. Upside die demands beyond the agreed upon Firm Orders described in Section 5.1, requested by SCILLC and accepted by Motorola will be billed at 125% of the price agreed upon in Section 4.1.


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5 ORDER PLACEMENT, DELIVERY AND PAYMENT

      5.1 Binding minimum and maximum weekly wafer supply constraints are set forth on Schedule A. SCILLC shall provide, on a monthly basis, a rolling 12 month die delivery forecast with anticipated weekly wafer run rates. The first 3 months of the die forecast shall be fixed (the "Firm Orders") and the last 9 months will be floating (the "Forecast"). The Forecasts will be non-binding and used solely for planning purposes. The Firm Orders shall act as purchase orders. As an example, orders for die outs for the month of April would be added to the Firm Order base on January first. Each new month's Firm Orders shall not be allowed to change by more than 20% or 500 wafers per week, whichever is smaller, from the previous month's run rate without mutual consent of both parties, which shall not unreasonably be withheld. SCILLC may request rush status on any production lot, and if Motorola agrees to this request, the die will be billed according to Section 4 hereof. In addition, unexpected upside die demands may be requested by SCILLC within the Firm Order window. Motorola has the option of accepting such orders which will be billed according to Section 4 hereof. SCILLC may request changes to the device mix within the Firm Order window at any time prior to wafer starts, and Motorola shall make reasonable efforts to accommodate the request, provided that total wafer starts in a given technology do not change, and subject to manufacturer material availability (e.g. wafers). If mutually agreeable to both Motorola and SCILLC, the factories may schedule starts above the max or below the min as shown in Schedule A without penalty. Delivery of die or finished goods scheduled above the max shall be on a "best-effort" basis and there shall be no penalty for late or missed deliveries on such "above max" commitments. This mutual agreement shall be documented by email from the planning managers of both SCILLC and Motorola, now envisioned to be Duff Young for Motorola and Didier Ribas for SCILLC, or their functional replacements in the future. The same two individuals will also document requests for early termination of foundry services by email.

      5.2 Motorola is required to maintain capacity sufficient to meet the supply of die set forth in SCILLC's Firm Orders, subject to the maximum weekly wafer supply constraints. In the event Firm Orders for any Contract Products over a monthly period fall below the minimum weekly wafer supplies for those Contract Products during that month, SCILLC will be responsible for Motorola's fixed costs (equal to unit costs minus material costs, calculated according to Motorola's cost allocation methodologies as of May 11, 1999) associated with maintaining capacity to produce the relevant minimum weekly wafer supply, taking into account any die actually purchased by SCILLC, provided that Motorola shall take all reasonable steps to limit such fixed costs. In such an event, SCILLC shall have the right to audit such fixed costs. In the event SCILLC notifies Motorola that the Firm Orders are likely to continue to be below the minimum weekly wafer supplies, the parties shall meet and explore potential solutions to the shortfall, which may include, subject to mutual consent, a reduction of the


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            minimum weekly wafer supplies, efforts to reduce fixed costs or the early termination of the relevant Contract Products line. SCILLC's liability for the cancellation of any Firm Orders will be limited to the actual expenses reasonably incurred by Motorola in anticipation of the Firm Orders, provided that Motorola shall take all reasonable steps to mitigate any such damages. SCILLC will have no liability for failure to meet minimum VHVIC order commitments or for the cancellation of any Firm Orders in the event such failure or cancellation is due to an adverse outcome in the matter of Power Integrations v. Motorola.

      5.3 If Motorola does not agree to start the wafers necessary to meet SCILLC's Firm Orders (on a cumulative basis), even though the wafer start volume meets the min-max limits for the Contract Products as set forth in Schedule A, Motorola will pay SCILLC per wafer liquidated damages equal to the gross margin for that Contract Products for the previous fiscal quarter, once those wafer starts are delinquent by more than 30 days, provided that in no case will Motorola be required to pay any such damages until the total amount of liquidated damages payable under this contract exceed $50,000.00. Once these damages are paid the relevant Firm Order under this Agreement and any related assembly Firm Orders under the SCG Assembly Agreement shall be deemed cancelled and no damages or obligations to pay fixed costs shall be payable by either party for failure to order, purchase or deliver the services requiring such die pursuant to the SCG Assembly Agreement.

      5.4 In the event Motorola has started the wafers but fails to deliver a number of functional die equal to 80% of the volume set forth in the Firm Orders within 30 days of the date specified in the Firm Orders, the factory manager will initiate best efforts recovery programs (which may include overtime, rush lots, or increased starts) and report the recovery plan to the respective directors of planning and directors of manufacturing at Motorola and SCILLC. At the option of the SCILLC planning organization, the recovery plan can be declined and the orders cancelled without penalty for either party.

      5.5 In the event Motorola has started the wafers but fails to deliver a number of functional die equal to 70% of the volume set forth in the Firm Orders within 90 days of the date specified in the Firm Orders, Motorola will be required to pay per die liquidated damages (as described below) for the die shortfall below 85% of the ordered die amount set forth in relevant Firm Order, provided that in no case will Motorola be required to pay any such damages until the total amount of liquidated damages payable under this contract exceed $50,000.00. Per die liquidated damages shall be equal to the gross margin per die for each of the Contract Products (equal to the gross margin for that Contract Products for the previous fiscal quarter). If liquidated damages are paid pursuant to this Section and such die are required for any assembly services pursuant to the SCG Assembly Agreement, no damages or obligations to pay fixed costs shall be payable by


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            either party for failure to order, purchase or deliver the services requiring such die pursuant to the SCG Assembly Agreement.

      5.6 No party will be liable for failure or delay under this Agreement owing to any cause beyond its control, including, but not limited to, acts of God, governmental orders or restriction, war, threat of war, warlike conditions, fire, hostilities, sanctions, revolution, riot, looting or inability to obtain necessary transportation, labor, materials or facilities (together, "Force Majeure"). In the event of Force Majeure, each parties' time for delivery or other performance will be extended for a period equal to the duration of the delay caused thereby. If the Force Majeure continues or is foreseen without question to continue for more than 3 months, the non-affected party may terminate this Agreement immediately upon written notice. Motorola will notify SCILLC at the earliest indication of any interruption in supply of the Contract Products or other facility difficulty that may affect the availability of Contract Products under this Agreement.

      5.7 Contract Products shall be shipped at the time set forth in the Firm Orders pursuant to the terms of the Logistics Schedule. Contract Products shall be billed and title shall pass to SCILLC at shipment, and risk of loss shall pass to SCILLC upon receipt at the destination set forth therein. Motorola will be responsible for compliance with any local laws, including export control laws related to the manufacture and delivery of the Contract Products.

      5.8 Payment terms are net 30 days from the date of invoice. Payments will be due in U.S. dollars except for products manufactured in Japan, which will be paid in Yen as set forth in Schedule A.

      5.9 If actual die yields exceed the Die Yield, Motorola shall use reasonable efforts to adjust its wafer starts and keep such die in its inventory in order to deliver ordered die as set forth in the Firm Orders, provided that Motorola shall have the right to ship up to 110% of the die specified in the Firm Orders resulting from increased Die Yields, and SCILLC shall accept delivery of such excess die, if future Firm Orders are insufficient to account for such excess die.

      5.10 The parties agree that as the time for shut-down of the BP-4 factory approaches, both parties will meet to discuss capacity. After reviewing the factory shut down plans and end-of-life product build needs for both parties, if more capacity is available Motorola will make a reasonable effort to make this capacity available to SCG for increased run rates.

      5.11 During the period of second quarter 1999 and third quarter 1999 ("Q-3 1999"), the MECL-10K MIN/MAX is included in the total MESA LOGIC min/max. Hence the min/max for NON-MECL-10K in BMC for Q-3 1999 should be 2850 / 3600. The MECL-10K demands shown beyond Q-3 1999 are correct as shown in Schedule A.


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      5.12  The MOS-20 SmarTMOS 3 min/max includes both SmarTMOS-2.5 and
            SmarTMOS-3 demands for a TOTAL of the 200 / 500 min/max shown in Schedule A. Currently Schedule A refers only to SmarTMOS-3, but the capacity exists to run a mix of either.

6 OTHER SERVICES

      6.1 Motorola shall provide all reasonable support for the wafer manufacturing processes and associated processes used to manufacture the Contract Products consistent with past practice, industry standards and Motorola form contracts.

      6.2 Motorola shall keep SCILLC apprised of any major planned process changes or other significant changes relating to the Contract Products (each as defined by Motorola standard operating procedures for process changes), and shall not make any such changes without the consent of SCILLC, which shall not unreasonably be withheld. Implementation of any process changes consented to by SCILLC shall be based on Motorola standard operating procedures for process changes.

      6.3 For Contract Products with last start dates after the end of 2000 ("Long Term Products"), Motorola shall cooperate in good faith with any process or other manufacturing changes reasonably requested by SCILLC, and the parties shall negotiate in good faith any price adjustments based on such changes. In the event such negotiations are not successful, SCILLC may terminate this agreement with respect to any of such Long Term Products on 3 months written notice.

7 EQUIPMENT

      7.1 SCILLC owned equipment used at any of the factories will be governed pursuant to the terms of the Equipment Lease and Repurchase Agreement.

8 WARRANTY / REJECTION CRITERIA

      8.1 SCILLC may refuse wafers that fail to meet the Minimum Yield Criteria as set forth in the appropriate SOW. Motorola shall be responsible for all costs related to the return of any such wafers.

      8.2 Motorola warrants that products sold hereunder shall from date of shipment be free and clear of liens and encumbrances, and for 120 days from date of shipment shall be free from defects in workmanship. In the event a workmanship defect is discovered, Motorola agrees at its sole expense to replace or provide a credit equal to the moneys paid for the affected unit(s) of products, provided that the provision of a credit or the replacement of products shall not limit Motorola's obligations to pay liquidated damages under Section 5.4 and 5.5, hereof, for failure to deliver functional die on a timely basis, although such liquidated damages shall be offset by the amount of any credit paid.


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      8.3   Motorola shall destroy and properly dispose of all Scrap in order to prevent any unauthorized sale of any Contract Product, which cannot be reclaimed. Motorola shall return such Scrap to SCILLC at SCILLC's request and expense.

      8.4 THIS WARRANTY EXTENDS TO SCG ONLY AND MAY BE INVOKED ONLY BY SCG FOR ITS CUSTOMERS. MOTOROLA SHALL NOT ACCEPT WARRANTY RETURNS DIRECTLY FROM SCG's CUSTOMERS OR USERS OF SCG's PRODUCTS. MOTOROLA DOES NOT WARRANT PRODUCTS REJECTED AS A RESULT OF RELIABILITY TESTING OR PROCESSING NOT PREVIOUSLY AGREED TO IN WRITING. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. THIS WARRANTY DOES NOT APPLY TO DEFECTS ARISING AS A RESULT OF SCG'S DESIGN, FORMULA, OR APPLICATION.

      8.5 In the event repeated field failures occur with respect to a Contract Product, or a significant field failure occurs which requires immediate attention, Motorola and SCILLC will discuss a solution in good faith. This provision does not expand Motorola's warranty obligations or any other liabilities beyond those expressly set forth in this Section or limit Motorola's obligations to pay damages under Section 5, hereof.

      8.6 EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL MOTOROLA BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) REGARDLESS OF THE LEGAL THEORY ON WHICH ANY SUCH CLAIM MAY BE MADE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9 INTELLECTUAL PROPERTY

      9.1 Ownership of intellectual property related to the Contract Products will be governed by the IP Agreement. Other than as set forth therein or as separately agreed to between the parties in the event of any process change, the manufacture of the Contract Products by Motorola does not imply any transfer of Motorola's intellectual property, technical information, or know how.

10 TERM

      10.1 Last start dates are as set forth on Schedule A. SCILLC may terminate the agreement with respect to any Contract Products on 6 months written notice.


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      10.2  In the event Motorola is unwilling to provide foundry support under reasonable terms for Smartmos 3, Motorola shall provide assistance to SCILLC in transitioning the manufacture of such Contract Products to a third party foundry, which services shall be billed at Motorola's costs, including overhead. Motorola shall choose the third party foundry, subject to SCILLC's reasonable consent. Motorola shall be responsible for establishing and managing this foundry relationship. The transfer of intellectual property rights to the foundry shall be governed by the terms of the IP Agreement. If such a third party foundry is established, Motorola shall also have the right to have SCILLC establish a similar third party foundry to manufacture Motorola products using an SCILLC technology that is being manufactured at the date of Closing under similar terms and conditions, provided Motorola requests such foundry services within 6 months of the date the parties begin to establish the Smartmos 3 third party foundry.

      10.3 Motorola shall also provide reasonable assistance to SCILLC in transitioning the manufacture of Mosaic 3 and 5 to a separate facility prior to expiration or termination, which services shall be billed at Motorola's costs, including overhead. It is anticipated that after CDMC activities have been moved to Com 1 a process transfer relating to Mosaic 5 will commence with completion expected within 18 months following project initiation. Motorola will then have an option to purchase Mosaic 5 wafers from SCILLC under similar terms as those pursuant to which SCILLC purchases Mosaic 5 wafers from Motorola pursuant to this Agreement.

      10.4 With regard to all other Contract Products covered by this Agreement, other than those listed in Sections 10.2 and 10.3 and 85% BiCMOS, Motorola shall provide reasonable assistance to SCILLC in transitioning the manufacture of such Contract Products to a separate facility prior to expiration or termination provided Motorola shall have personnel available, which services shall be billed at Motorola's costs, including overhead.

      10.5 Motorola's assistance in transitioning the Contract Products listed in this Section 10 may also include training of the relevant employees which will be provided at Motorola's facilities and billed at Motorola's costs, including overhead.

      10.6 In the event SCILLC requires a Factory to remain open beyond the planned closure date listed in Schedule A, the die price will be calculated as follows: (i) if SCILLC becomes the sole user of a Factory after the planned closure dates, then the die price will first be adjusted to cover the full costs of such Factory; and (ii) the die price, whether or not adjusted pursuant to (i) above, will increase by 10% (without compounding of interest) each month thereafter, subject to a cap of 200% of the adjusted die price. In no case will SCILLC be liable for any damages set forth in this
            Section if Motorola is responsible for the late closure, whether as a result of Motorola's failure to meet any Firm Orders for the relevant Contract


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            Product at such Factory or at another Factory producing the same
            Contract Products, or as a result of delays in the relocation of any other facilities in Motorola's control.

11 SITE ACCESS

      11.1 Motorola shall allow SCILLC to visit and inspect the facilities upon reasonable notice during normal business hours, provided that SCILLC must first obtain Motorola's consent to any such visit, which consent shall not unreasonably be withheld. Motorola may limit such site inspections to no more than once per calendar year, except in the event of any exceptional circumstances, including Motorola's failure to meet any of its Firm Orders under this Agreement.

12 EXPORT CONTROL LAWS

      12.1 The parties acknowledge that each must comply with all applicable rules and laws in the performance of their respective duties and obligations including, but not limited to, those relating to restrictions on export and to approval of agreements. Each party will be responsible for obtaining and maintaining all approvals and licenses, including export licenses, permits and governmental authorizations from the appropriate governmental authorities as may be required to enable such party to fulfill its obligations under this Agreement. Each party agrees to use its best efforts to the other in obtaining any such approvals, export licenses, permits or governmental authorizations.

      12.2 Each party agrees that, unless prior written authorization is obtained from the United States Bureau of Export Administration, it will not export, re-export, or transship, directly or indirectly, any products or technical information that would be in contravention of the Export Administration Regulations then in effect as published by the United States Department of Commerce.

13 ENVIRONMENTAL

      13.1 Allocation of responsibility for environmental and employee health and safety liabilities pre-dating the Closing shall be covered by the terms of the Recapitalization Agreement.

      13.2 Subject to the obligations of the parties set forth in the Recapitalization Agreement with respect to Environmental Liabilities, including Pre-Closing Liabilities, each as defined therein, Motorola agrees to indemnify SCILLC for claims/liabilities relating to Motorola's operations pursuant to this Agreement involving the Release of Hazardous Substances, or non-compliance with Environmental Laws.


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      13.3  Motorola acknowledges that it is responsible for complying, and agrees that it will comply in all material respects, with applicable Environmental Laws, including those relating to worker health and safety, the Release of Hazardous Substances, and the management, storage, treatment, recycling or disposal of any waste generated as a result of its operations pursuant to this Agreement. Motorola acknowledges that it is the owner and generator of waste generated from its activities pursuant to this Agreement.

14 EMPLOYEES

      14.1 Motorola shall indemnify SCILLC for any severance or other termination compensation or benefits payable in respect of any personnel working in and supporting any manufacturing activities in Toulouse covered by this Agreement that may be attributed to SCILLC; provided that such indemnification shall not apply to any individual employed by SCILLC who is a Transferred Employee (as defined in the Employee Matters Agreement) under the Employee Mattes Agreement.

15 ASSIGNMENT

      15.1 This Agreement shall be binding upon, inure to the benefit of, and be enforceable by or against the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other (which consent shall not unreasonably be withheld) except to a party that acquires all or substantially all of the assets of the assigning party or for the account of the lenders providing bank financing solely and specifically for the purpose of securing such bank financing in connection with the Recapitalization Agreement and the transactions contemplated thereby.

16 CONFIDENTIALITY

      16.1 Each party will treat as confidential all Confidential Information of the other party in accordance with the terms of the IP Agreement.

17 NOTIFICATION

      17.1 Unless otherwise indicated herein, all notices, requests, demands or other communications to the respective parties hereto shall be deemed to have been given or made when deposited in the mails, registered mail, return receipt requested, postage prepaid, or by facsimile to the respective party at the following address:

            If to Motorola for     Motorola, Inc.
            Technical              6501 William Cannon Drive West
            Matters:               Austin, Texas 78735

                                   Facsimile Number: (512) 895-3809
                                   Attn: Jon Dahm

            If to Motorola:        Motorola, Inc.
                                   Law Department
                                   1303 E. Algonquin Road
                                   Schaumburg, Illinois 60196
                                   Facsimile Number: (847) 576-3628
                                   Attn: General Counsel

            and to                 Winston & Strawn
                                   35 West Wacker Drive
                                   Chicago, Illinois 60601
                                   Facsimile Number:(312) 558-5700
                                   Attn: Oscar A. David, Esq.

            If to SCILLC:          SCG Holding Corporation
                                   5005 E. McDowell Road
                                   Phoenix, Arizona 85008
                                   Facsimile Number: (602) 244-4830
                                   Attn: Dario Sacomani

            With copies to:        David Stanton
                                   Texas Pacific Group
                                   345 California Street
                                   Suite 3300
                                   San Francisco, California 94104
                                   Facsimile Number: (415) 743-1501

            and

                                   Cleary, Gottlieb, Steen & Hamilton
                                   One Liberty Plaza
                                   New York, New York 10006
                                   Attention: Paul J. Shim, Esq.
                                   Facsimile Number: (212) 225-3999

18 TRANSLATION

      18.1 If this Agreement is translated into a language other than English, the English language version will be the only version binding upon the parties.

19 ENTIRE AGREEMENT

      19.1 This Agreement, which includes the SOW, Schedules and other attachments, supersedes all prior discussions and writings and constitutes the entire and only contract between the parties relating to the activities to be performed hereunder for Contract Products, and it may not be changed, altered or amended except in writing and signed by duly authorized representatives of all of the parties.

      19.2 If any inconsistencies arise between the terms of this Agreement, Schedule A, the SOW, a purchase order or any other agreement entered into between the parties, the order of precedence in determining the rights and obligations of the parties will be: (i) this Agreement;
            (ii) Schedule A; then (iii) the SOW. Without limiting the generality of the foregoing, any provisions in any purchase order concerning acceptance, proprietary information, warranties, termination, indemnification (including, without limitation, patent or other intellectual property indemnification), changes, insurance, dispute resolution or materials, tools, and equipment, will not govern or affect the rights or obligations of the parties.

20 WAIVER

      20.1 The failure of any party to enforce, at any time, or for any period of time, any provision of this Agreement, to exercise any election or option provided herein, or to require, at any time, performance of any of the provisions hereof, will not be construed to be a waiver of such provision, or in any way affect the validity of this Agreement, or any part thereof, or the right of any party thereafter to enforce each and every such provision.

21 APPLICABLE LAW AND DISPUTE RESOLUTION

      21.1 New York law governs this Agreement. The parties agree that the UN Convention for the International Sale of Goods shall not apply. The parties will settle any claim or controversy arising out of this Agreement in the manner set forth in Article IV.3 of the Reorganization Agreement.

22 COMPLIANCE WITH LAWS

      22.1 Both parties will comply with all applicable state, federal or local laws, regulations or ordinances in the performance of their respective duties and obligations under this Agreement.

23 INDEPENDENT CONTRACTOR

      23.1 It is agreed that Motorola is an independent contractor for the performance of services under this Agreement, and that for accomplishment of the desired result SCILLC is to have no control over the methods and means of accomplishment thereof, except as specifically set forth in this Agreement. There is no relationship of agency, partnership, joint venture, employment or franchise between the parties. Motorola is the sole employer and principal of any and all persons providing services under this Agreement, and is obligated to perform all requirements of an employer under federal, state, and local laws and ordinances. Motorola, or its employees or agents will not be construed to be employees of SCILLC, nor will Motorola or its employees or agents be entitled to participate in the profit sharing, pension, or other plans established for the benefit of SCILLC's employees.

24 SECTION TITLES

      24.1 Section titles as to the subject matter of particular sections herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

25 COUNTERPARTS

      25.1 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                                    * * * * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

                                        MOTOROLA, INC.

                                        By: /s/ Carl F. Koenemann
                                            ------------------------------------
                                        Name: Carl F. Koenemann


                                        ----------------------------------------
                                        Title: Executive Vice-President and
                                        Chief Financial Officer

                                        ----------------------------------------


                                        SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

                                        By: SCG Holding Corporation, its sole
                                            member

                                        By: /s/ Theodore W. Schaffner
                                            ------------------------------------
                                        Name: Theodore W. Schaffner


                                        ----------------------------------------
                                        Title: Vice-President

                                        ----------------------------------------


                                                           SCG Foundry Agreement

TERM SHEET
FOUNDRY AND ASSEMBLY AGREEMENT
SCHEDULE A -- PRICES

                         SPS FOUNDRY PRICES TO SCG

[2 PAGES REDACTED]

[CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

TERM SHEET
FOUNDRY AND ASSEMBLY AGREEMENT

                         SCHEDULE A-MIN/MAX

[1 PAGE REDACTED]

[CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

                              APPENDIX A

                           STATEMENT OF WORK

[159 PAGES REDACTED]
[CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]